Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
NF Energy Saving Corporation

We consent to the incorporation by reference in the Registration Statement of NF Energy Saving Corporation (the “Company”) on Form S-3 (File No. 333-172537) of our report dated March 25, 2011 on our audit of the Company’s financial statements as of December 31, 2010 and 2009, and the related consolidated statements of operations and comprehensive income, cash flows and stockholders’ equity for the years ended December 31, 2010 and 2009, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement on Forms S-3 (File No. 333-172537).

/s/ HKCMCPA Company Limited
HKCMCPA Company Limited
(Formerly ZYCPA Company Limited)
Certified Public Accountants

Hong Kong, China
March 28, 2011